EXHIBIT 99

MONDAY NOVEMBER 15, 8:28 AM EASTERN TIME

COMPANY PRESS RELEASE

SOURCE: AVISTA CORP.

AVISTA CORP. ADOPTS NEW SHAREHOLDER RIGHTS PLAN

SPOKANE, Wash., Nov. 15 /PRNewswire/ -- Avista Corp. (NYSE: AVA - news) announced today that its board of directors has adopted a new shareholder rights plan. The new plan is the same as the company's existing shareholder rights plan in all material respects. The rights outstanding under the existing plan will expire on Feb. 16, 2000.

(Photo: http://www.newscom.com/cgi-bin/prnh/19990629/AVALOGO http://www.newscom.
       com/cgi-bin/prnh/19990629/AVAMATTHEWS )

``Like the existing plan, the new plan is similar to plans adopted by a large number of public companies, including many electric and gas utilities and is intended to encourage any party interested in acquiring Avista Corp. to negotiate with the company's board of directors,'' said Avista Corp. Board Chairman, President and Chief Executive Officer T.M. Matthews. ``Although the plan will not prevent a takeover of the company, the plan should afford the board of directors a prudent means of safeguarding the interests of shareholders should an effort be made to acquire the company at a price that does not reflect fair value.''

Matthews emphasized that the adoption of the new plan was not in response to any effort to acquire control of Avista Corp., but rather simply an action to replace the expiring plan.

In connection with the adoption of the new plan, the company's board declared a dividend of one right for each outstanding share of common stock. Under normal conditions, the rights cannot be exercised and will automatically trade with the common stock when it is bought and sold.

In the event that any person commences a tender offer for 10 percent or more of the company's outstanding common stock, the rights would trade separately and become exercisable, entitling the holder of each right (other than the person commencing the tender offer) to purchase one one-hundredth of a share of the company's preferred stock at an exercise price of $70 per share.

Upon any acquisition by any person of 10 percent or more of the company's outstanding common stock, each unexercised right would entitle the holder to purchase a number of shares of the company's common stock having a market value equal to two times the $70 exercise price.

If, after any such acquisition, Avista Corp. were acquired in a merger or other business combination, each unexercised right would entitle its holder to purchase a number of the acquiring company's common shares having a market value of two times the exercise price.

The rights may be redeemed by the company or the plan amended by the company at any time until any person or its affiliates has acquired 10 percent or more of the outstanding shares of common stock. Afterward, the plan could be amended by the company as long as the amendment does not have any material adverse impact on holders of the rights.

Rights will be granted on Feb. 16, 2000 to shareholders of record at the close of business on Feb. 15, 2000. No separate certificates will be issued. The rights will be evidenced by the existing stock ownership and will expire on March 31, 2009. The distribution is not taxable to shareholders.

Avista Corp., a Fortune 500 company, is an energy, information and technology company with utility and subsidiary operations located throughout North America. Avista Corp.'s portfolio of businesses is focused on delivering superior products and providing innovative solutions to business and residential customers throughout the United States and Canada.

Avista Corp. also operates Avista Capital, which owns all the company's non-regulated energy and non-energy businesses. Avista Capital companies include Avista Energy, Avista Energy Canada, Ltd., Avista Power, Avista Advantage, Avista Labs, Avista Fiber, Avista Communications, Avista Development and Pentzer Corporation. Avista Corp.'s stock is traded under the ticker symbol ``AVA.'' For more information about Avista Corp. and its affiliate businesses, visit the corporate website at www.avistacorp.com
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NOTE: Avista Corp. and the Avista Corp. logo are trademarks of Avista
Corporation. All other trademarks mentioned in this document are the property of their respective owners.

This news release contains forward-looking statements regarding the company's current expectations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year 1998 and the Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 1999.

SOURCE: Avista Corp.